Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Glowpoint, Inc.

We consent to the use of our report dated February 23, 2007, with respect to our audit of the consolidated balance sheet of Glowpoint, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholder’s equity (capital deficit), and cash flows for the years ended December 31, 2005 and 2004 included in this Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus.

Eisner LLP
Florham Park, New Jersey
October 18, 2007